Exhibit-99.1

Vir Biotechnology Provides Corporate Update and Reports
First Quarter 2023 Financial Results

– Multiple data readouts anticipated in 2023 from ongoing Phase 2 programs in hepatitis B and D, and influenza –

– Industry veteran Dr. Marianne De Backer assumes CEO position prepared to lead Company through next phase of growth –

– $2.3 billion in cash, cash equivalents, and investments as of March 31, 2023 –

SAN FRANCISCO, MAY 4, 2023 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the first quarter ended March 31, 2023.

“Vir is at an exciting inflection point with three critical Phase 2 data readouts for hepatitis B, hepatitis D and influenza anticipated in the coming months,” said Marianne De Backer, M.Sc., Ph.D., MBA, Chief Executive Officer of Vir Biotechnology. “We believe that these near-term catalysts, together with the strength of our pipeline and balance sheet, position us well to continue bringing important new therapeutic options to patients worldwide and create long-term value.”

Pipeline Programs

Influenza

•
The groundbreaking Phase 2 Prevention of Illness Due to Influenza A (PENINSULA) trial evaluating VIR-2482 remains ongoing with data expected in mid-2023. This is the first Phase 2 outpatient trial to evaluate the role of a monoclonal antibody in the prevention of influenza A illness. The PENINSULA trial is being supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.
•
Initial data from the Phase 1b trial evaluating the safety of VIR-2482 in adults age 65 and older receiving a flu vaccine are also expected in mid-2023.
•
VIR-2482, which incorporates Xencor’s Xtend™ technology, has been half-life engineered so that it may be possible for a single administration to provide coverage for an entire influenza season. Furthermore, because preclinical data suggest broad coverage, VIR-2482 is anticipated to have year-over-year activity and not require updating based on circulating strains.

Hepatitis B Virus (HBV)

•
Multiple trials evaluating the potential for VIR-2218 and VIR-3434 to achieve a functional cure for chronic HBV remain ongoing with data expected in 2023.
•
Initiation of the Phase 2 PREVAIL platform trial (NCT05612581) and its THRIVE/STRIVE sub-protocols is expected in the first half of 2023. The platform will evaluate combinations of VIR-2218, VIR-3434 and/or PEG-IFN-α in two hepatitis B patient populations, with the potential to evaluate other populations in the future. Initial data are expected in the first half of 2024.

Hepatitis D Virus (HDV)

•
The Phase 2 SOLSTICE trial evaluating VIR-2218 and VIR-3434 as monotherapy and in combination for the treatment of people living with chronic HDV, the most aggressive form of viral hepatitis, remains ongoing with data expected in the second half of 2023.

Human Immunodeficiency Virus (HIV)

•
In May, the Company announced that the Bill & Melinda Gates Foundation expanded its support of Vir’s novel T cell vaccine platform with a new $10 million grant to support the Phase 1 clinical development of VIR-1388, an investigational novel T cell vaccine for the prevention of HIV. VIR-1388 is based on the human cytomegalovirus (HCMV) vector platform. Through close scientific partnership with the National Institute of Allergy and Infectious Diseases (NIAID) and the HIV Vaccine Trials Network (HVTN), the Phase 1 trial of VIR-1388 (HVTN 142) is expected to begin in the second half of 2023. The trial will also be funded in part by NIAID, part of the National Institutes of Health, through grant funding to HVTN. NIAID has provided funding throughout the product development lifecycle of VIR-1388.
•
Safety and immunology data from the highest dose cohort 3 of the proof-of-concept Phase 1 trial of VIR-1111, an investigational HIV T cell vaccine based on HCMV, were consistent with the data from cohorts 1 and 2. Namely, no safety signals and no vector shedding or viremia were reported. In addition, no sustained HIV insert specific T cell responses were observed. The trial is being funded in part by the Bill & Melinda Gates Foundation.

COVID-19 (sotrovimab)

•
Sotrovimab currently has emergency authorization, temporary authorization or marketing approval (under the brand name Xevudy®️) for early treatment of COVID-19, supplying more than 40 countries, and remains in use outside of the US.
•
In February, Vir and GSK amended their existing agreement to reflect that:
o
Vir will continue to discover, develop and advance next-generation solutions for COVID-19 and other potential coronavirus outbreaks, independently or with other partners.
o
The companies will continue working together to ensure ongoing access to sotrovimab for patients around the world, where authorized, and to develop new therapies for influenza and other respiratory diseases.

Corporate Update

•
In April, Marianne De Backer, M.Sc., Ph.D., MBA, joined Vir as CEO and member of the Board of Directors. Dr. De Backer has more than two decades of broad international experience, including a strong track record in global expansion, innovation technology licensing, and mergers and acquisitions. Prior to Vir, Dr. De Backer was Executive Vice President, Head of Pharmaceuticals Strategy, Business Development and Licensing/Open Innovation, and Member of the Executive Committee for Bayer Pharmaceuticals. George Scangos, Ph.D., will serve in an advisory role through June 2, 2023, and will continue providing strategic counsel to Vir as a member of the Board of Directors.
•
In March, Sung Lee, previously the Chief Financial Officer (CFO) and Management Board member of MorphoSys AG, became Vir’s Executive Vice President and CFO.

First Quarter 2023 Financial Results

Revenues: Total revenues for the quarter ended March 31, 2023, were $63.0 million compared to $1.2 billion for the same period in 2022.

Revenues were comprised of the following components:

(in millions)	Three months ended March 31
	2023	2022	% Change
Collaboration revenue	$46.6	$1,229.7	(96.2%)
Contract revenue	0.1	0.3	(66.7%)
Grant revenue	16.2	2.5	> 100%
Total revenues	$63.0	$1,232.5	(94.9%)
Note: Numbers may not add due to rounding

•
Collaboration revenue: The decrease in collaboration revenue for the first quarter of 2023 compared to the same period in 2022 was driven by a lower profit share from sales of sotrovimab under the Company’s collaboration with GSK. Collaboration revenue for the three months ended March 31, 2023, primarily consisted of $7.2 million of profit-sharing from the sale of sotrovimab and $39.3 million release of profit-sharing amount previously constrained.
•
Grant revenue: The increase in grant revenue was primarily driven by $14.3 million related to the Company’s grant with BARDA.

Cost of Revenue: Cost of revenue for the first quarter of 2023 was $1.9 million, compared to $90.1 million for the same period in 2022. The decrease was due to lower third-party royalties owed based on the sales of sotrovimab under the Company’s collaboration with GSK.

Research and Development Expenses (R&D): R&D expenses for the first quarter of 2023 were $157.6 million, which included $13.4 million of non-cash stock-based compensation expense, compared to $90.2 million for the same period in 2022, which included $13.1 million of non-cash stock-based compensation expense. The increase was primarily driven by higher investments to support the advancement of our clinical programs and in particular VIR-2482.

Selling, General and Administrative Expenses (SG&A): SG&A expenses for the first quarter of 2023 were $46.8 million, which included $12.1 million of non-cash stock-based compensation expense, compared to $38.3 million for the same period in 2022, which included $12.2 million of non-cash stock-based compensation expense. The increase was primarily due to higher headcount related costs.

Other Income (Expense): Other income for the first quarter of 2023 was $0.2 million compared to other expense of $91.9 million for the same period in 2022. The increase was primarily due to $95.0 million unrealized loss on equity investments recorded in the first quarter of 2022. The $0.2 million other income for the first quarter of 2023 consisted of $21.3 million of interest income, partially offset by $13.1 million unrealized loss on equity investments and $7.8 million unrealized foreign exchange losses.

Benefit from (Provision for) Income Taxes: Benefit from income taxes for the first quarter of 2023 was $2.2 million compared to ($403.3 million) provision for income taxes for the same period in 2022. The benefit from income taxes was primarily due to a pre-tax loss and our ability to carry-back the R&D credit to 2022.

Net (Loss) Income: Net loss attributable to Vir for the first quarter of 2023 was ($140.9 million), or ($1.06) per share, basic and diluted, compared to a net income attributable to Vir of $518.6 million, or $3.93 per share, basic and $3.85 per share, diluted for the same period in 2022.

Cash, Cash Equivalents, and Investments: As of March 31, 2023, the Company had approximately $2.3 billion in cash, cash equivalents, and investments. The Company anticipates a payment of approximately $272.1 million to GSK in the second quarter of 2023. This payment primarily relates to the amount reserved in 2022 for excess sotrovimab supply and manufacturing capacity and the subsequent reduced demand expectations for sotrovimab.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a prophylactic for influenza A. It has the potential to address the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season. Under the collaboration agreement signed with GSK in 2021, GSK has an exclusive option to lead post-Phase 2 development and commercialization of VIR-2482.

The development of VIR-2482 has been supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that Vir believes has the potential to stimulate an effective immune response and have direct antiviral activity against HBV and HDV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially could result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered antibody designed to block entry of hepatitis B and hepatitis D viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV and HDV in infected patients, as well as to have an extended half-life.

About VIR-1388

VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About Sotrovimab

Sotrovimab is an investigational SARS-CoV-2 neutralizing monoclonal antibody. The antibody binds to an epitope on SARS-CoV-2 shared with SARS-CoV-1 (the virus that causes SARS). Sotrovimab, which incorporates Xencor, Inc.’s Xtend™️ technology, has been designed to achieve high concentration in the lungs to achieve optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Sotrovimab is currently not authorized in the US.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B and D viruses, influenza A and human immunodeficiency virus. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s capital allocation; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and data readouts and presentations; the potential benefits, safety, and efficacy of Vir’s investigational therapies; and risks and uncertainties associated with drug development and commercialization. Many important factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials, geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger-scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Carly Scaduto

Senior Director, Media Relations

cscaduto@vir.bio

+1-314-368-5189

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended March 31,
	2023	2022
Revenue:
Collaboration revenue	$46,574	$1,229,656
Contract revenue	138	282
Grant revenue	16,245	2,521
Total revenue	62,957	1,232,459
Operating expenses:
Cost of revenue	1,907	90,149
Research and development	157,643	90,227
Selling, general and administrative	46,778	38,255
Total operating expenses	206,328	218,631
(Loss) income from operations	(143,371)	1,013,828
Other income (expense):
Change in fair value of equity investments	(13,103)	(95,039)
Interest income	21,307	388
Other (expense) income, net	(8,021)	2,730
Total other income (expense)	183	(91,921)
(Loss) income before benefit from (provision for) income taxes	(143,188)	921,907
Benefit from (provision for) income taxes	2,232	(403,286)
Net (loss) income	$(140,956)	$518,621
Net loss attributable to noncontrolling interest	$(56)	$—
Net (loss) income attributable to Vir	$(140,900)	$518,621
Net (loss) income per share attributable to Vir, basic	$(1.06)	$3.93
Net (loss) income per share attributable to Vir, diluted	$(1.06)	$3.85
Weighted-average shares outstanding, basic	133,552,839	132,079,391
Weighted-average shares outstanding, diluted	133,552,839	134,535,766

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$824,913	$848,631
Short-term investments	1,406,579	1,521,517
Restricted cash and cash equivalents, current	10,957	12,681
Equity investments	18,583	31,892
Prepaid expenses and other current assets	97,602	104,356
Total current assets	2,358,634	2,519,077
Intangible assets, net	32,622	32,755
Goodwill	16,937	16,937
Property and equipment, net	103,758	105,609
Operating right-of-use assets	81,505	82,557
Restricted cash and cash equivalents, noncurrent	6,739	6,656
Long-term investments	49,187	23,927
Other assets	16,554	14,570
TOTAL ASSETS	$2,665,936	$2,802,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,149	$6,422
Accrued and other liabilities	455,922	489,090
Deferred revenue, current portion	17,217	15,517
Total current liabilities	485,288	511,029
Deferred revenue, noncurrent	53,207	53,207
Operating lease liabilities, noncurrent	121,461	123,837
Contingent consideration, noncurrent	23,691	24,937
Deferred tax liability	3,253	3,253
Other long-term liabilities	8,235	7,862
TOTAL LIABILITIES	695,135	724,125
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of March 31, 2023 and December 31, 2022; no shares issued and outstanding as of March 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2023 and December 31, 2022; 133,930,957 and 133,236,687 shares issued and outstanding as of March 31, 2023 and December 31, 2022, respectively	13	13
Additional paid-in capital	1,737,626	1,709,835
Accumulated other comprehensive loss	(3,219)	(9,122)
Retained earnings	236,337	377,237
Total Vir stockholder's equity	1,970,757	2,077,963
Noncontrolling interest	44	—
TOTAL STOCKHOLDERS’ EQUITY	1,970,801	2,077,963
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,665,936	$2,802,088